Exhibit 99.1

FOR IMMEDIATE RELEASE
August 5, 2010
Contact: David Sheridan
Chief Financial Officer
Seneca Gaming Corporation
716-501-2010

Seneca Gaming Corporation Announces

Third Quarter Fiscal 2010 Operating Results

Net Slot Revenues Increase 3.2%

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its financial results for the three month period ended June 30, 2010 (“Third Quarter 2010”) and nine month period ended June 30, 2010.  SGC is a wholly-owned, tribally chartered corporation of the Seneca Nation of Indians (the “Nation”) that operates all of the Nation’s Class III gaming operations in Western New York.  SGC, through its wholly-owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos, one of which is located in Niagara Falls, New York, on the Nation’s Niagara Territory (“Seneca Niagara Casino and Hotel”), another of which is located in Salamanca, New York, on the Nation’s Allegany Territory (“Seneca Allegany Casino and Hotel”), and the last of which is located in Buffalo, New York, on the Nation’s Buffalo Creek Territory (“Seneca Buffalo Creek Casino”).

Consolidated Operating Results for the Third Quarters 2010 and 2009 (in thousands, unaudited):

Consolidated financial results for the Third Quarter 2010 included the following:

•                  Gaming revenues of $139.9 million, a 2.0% increase from the Third Quarter 2009;

•                  Net slot revenues of $126.6 million, a 3.2% increase from the Third Quarter 2009;

•                  Net table games revenues of $13.3 million, a 7.5% decrease from the Third Quarter 2009;

•                  Non-gaming revenues of $26.7 million, a 2.8% increase from the Third Quarter 2009;

•                  Net revenues of $151.8 million, a 1.9 % increase from the Third Quarter 2009;

•                  Operating Income of $33.7 million, a 146.0% increase from the Third Quarter 2009 (a $1.8 million, or 5.0%, increase from the Third Quarter 2009 prior to taking into account the effects of the $109.0 million impairment recognized in the Third Quarter 2009 and a $3.8 million increase in exclusivity fees payable to New York State due to an increase in exclusivity rate from 22% to 25% when comparing these same periods);

•                  Net income of $24.1 million, a 129.2% increase from the Third Quarter 2009 (a $1.6 million, or 6.1%, increase from the Third Quarter 2009 prior to taking into account the effects of the $109.0 million impairment and $3.8 million increase in exclusivity fees described above); and

•                  Adjusted EBITDA, a non-GAAP measure described below, of $64.1 million, a 3.7% decrease from the Third Quarter 2009 (a 2.1% increase prior to the effect of the $3.8 million increase in exclusivity fees payable to New York State).

	For the Third Quarters Ended
	June 30, 2010	June 30, 2009	Variance	Percent Variance
Gaming revenues	$139,932	$137,175	$2,757	2.0%
Non-gaming revenues	26,739	26,020	719	2.8%
Net revenues	151,846	149,032	2,814	1.9%
Operating Income (Loss)	33,705	(73,267)	106,972	146.0%
Net Income (Loss)	24,106	(82,674)	106,780	129.2%
Adjusted EBITDA
(a non-GAAP measure described below)	64,101	66,547	(2,446)	(3.7)%

Net revenues for the Third Quarter 2010 increased $2.8 million, or 1.9%, as compared to the Third Quarter 2009. Although we experienced a decrease in table games revenue, an increase in slot hold percentage and the Buffalo Creek expansion contributed to an increase in net slot revenue.

Catherine Walker, President and Chief Executive Officer of Seneca Gaming Corporation, said, “Our Third Quarter results show that Seneca Gaming Corporation has continued to successfully manage the economic challenges that have been pervasive across our industry by focusing on responsible operations and making strategic investments aimed at enhancing guest experience and generating patron loyalty. We have been particularly pleased with the performance of the expanded Seneca Buffalo Creek Casino, which was nearly doubled in size earlier this year. This project, along with our investment in new slot machine product at both Seneca Niagara Casino & Hotel and Seneca Allegany Casino & Hotel, has strengthened our slot revenues by focusing on the experience of our patrons, and ensuring that our gaming options are unparalleled in the region.”

Selected Gaming Data for the Third Quarters 2010 and 2009 (in thousands, unaudited):

	For the Third Quarters Ended
	June 30, 2010	June 30, 2009	Variance	Percent Variance
Slot handle	$1,637,391	$1,616,272	$21,119	1.3%
Gross slot revenues	128,626	126,019	2,607	2.1%
Net slot revenues	126,598	122,711	3,887	3.2%
Free promotional slot plays (1)	12,356	15,986	(3,630)	(22.7)%
Table games drop	90,799	91,845	(1,046)	(1.1)%
Net table games revenue	13,264	14,345	(1,081)	(7.5)%

(1)         Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

SGC’s gross slot hold percentage and gross slot win per unit per day for the Third Quarter 2010 were 7.9% and $213, respectively, compared to 7.8% and $208, respectively, for the Third Quarter 2009.  Table games hold percentage and revenue per unit per day for the Third Quarter 2010 was 14.7% and $1,094, respectively, compared to 15.2% and $1,056, respectively, for the Third Quarter 2009.

Non-Gaming Revenues for the Third Quarters 2010 and 2009 (in thousands, unaudited):

	For the Third Quarters Ended
	June 30, 2010	June 30, 2009	Variance	Percentage Variance
Food and Beverage	$14,508	$14,739	$(231)	(1.6)%
Lodging	6,389	5,928	461	7.8%
Retail, entertainment and other	5,842	5,353	489	9.1%
Total	$26,739	$26,020	$719	2.8%

Overall, non-gaming revenues increased 2.8% during Third Quarter 2010, from $26.0 million to $26.7 million.

Food and beverage revenues decreased 1.6% when comparing the Third Quarter 2010 to the Third Quarter 2009.  During the Third Quarter 2010, the number of covers and average per check were approximately 977,000 and $14.85, respectively, compared to 1,013,000 and $14.55, during the Third Quarter 2009.

Lodging revenue increased by $0.5 million, or 7.8% when comparing the Third Quarter 2010 to the Third Quarter 2009.  The average daily room rate, or ADR, and occupancy percentage were $89.13 and 97.1%, respectively, for the Third Quarter 2010, compared to $82.78 and 96.7%, respectively, for the Third Quarter 2009.  The percentage of rooms for which we received cash revenue, as compared to those provided on a complimentary basis, were 18% and 82%, respectively, for the Third Quarter 2010, and 25% and 75%, respectively, for the Third Quarter 2009.

Retail, entertainment and other revenue increased by $0.5 million, or 9.1% when comparing the Third Quarter 2010 to the Third Quarter 2009.  The increase is attributable primarily to a $0.3 million increase in retail revenue, resulting from the February 2010 opening of SNFGC’s newest retail outlet, “Ten”, which features various pieces of merchandise, each for the retail price of ten dollars. The percentage of retail merchandise for which we received cash revenue, as compared to those provided on a complimentary basis, were 30% and 70%, respectively, for the Third Quarter 2010, and 28% and 72%, respectively, for the Third Quarter 2009

Richard K. Nephew, Treasurer of Seneca Gaming Corporation’s Board of Directors, commented, “On a comparative basis, prior to the effect of the increased slot exclusivity fee that the Seneca Nation is now paying to New York State, Seneca Gaming Corporation is in a much stronger financial position now than it was just a year ago. I believe this impressive result is a reflection on the concerted efforts of our Board and management team to develop and implement effective solutions to the ongoing challenges confronting the gaming industry.”

David Sheridan, Chief Financial Officer of Seneca Gaming Corporation, commented, “In measuring the Corporation’s success, it is important to recognize not only the hard work and dedication of our team, but also the measured actions of our Board of Directors and the Seneca Nation of Indians’ Tribal Council who have been essential in our successful efforts to drive operating performance, promote stability and sound fiscal management, and provide the highest levels of service, quality and value to our patrons.”

Consolidated Operating Results for the Nine month Periods ended June 30, 2010 and 2009 (in thousands, unaudited):

Consolidated financial results for the nine month period ended June 30, 2010 included the following:

•                  Gaming revenues of $392.9 million, a 0.1% increase from the nine month period ended June 30, 2009;

•                  Net slot revenues of $352.9 million, a 1.4% increase from the nine month period ended June 30, 2009;

•                  Net table games revenues of $39.8 million, a 9.8% decrease from the nine month period ended June 30, 2009;

•                  Non-gaming revenues of $76.0 million, a 3.3% decrease from the nine month period ended June 30, 2009;

•                  Net revenues of $426.2 million, a 0.4% decrease from the nine month period ended June 30, 2009;

•                  Operating Income of $81.3 million, a 427.2% increase from the nine month period ended June 30, 2009 (or 5.3% increase from the comparable nine month period in 2009 prior to taking in account the effects of the $109.0 million impairment recognized in Fiscal 2009 and a $7.4 million increase in exclusivity fees payable to New York State due to an increase in exclusivity rate from 22% to 25% when comparing these periods);

•                  Net income of $52.5 million, a 198.0% increase from the nine month period ended June 30, 2009 (or 8.1% increase from the comparable nine month period in 2009 prior to taking into account the effects of the $109.0 million impairment recognized in Fiscal 2009 and a $7.4 million increase in exclusivity fees payable to New York State due to an increase in exclusivity rate from 22% to 25%); and

•                  Adjusted EBITDA, a non-GAAP measure described below, of $171.8 million, a 3.7% decrease from the nine month period ended June 30, 2009.  Prior to the effect of the $7.4 million increase in exclusivity fees payable to New York State, Adjusted EBITDA was $179.2 million during the nine months ended June 30, 2010 compared to $178.3 million during the nine months ended June 30, 2009.

	For the Nine month Periods Ended
	June 30, 2010	June 30, 2009	Variance	Percent Variance
Gaming revenues	$392,949	$392,615	$334	0.1%
Non-gaming revenues	76,022	78,593	(2,571)	(3.3)%
Net revenues	426,228	427,789	(1,561)	(0.4)%
Operating Income (Loss)	81,269	(24,839)	106,108	427.2%
Net Income (Loss)	52,511	(53,605)	106,116	198.0%
Adjusted EBITDA
(a non-GAAP measure described below)	171,753	178,281	(6,528)	(3.7)%

Net revenues for the nine month period ended June 30, 2010 decreased $1.6 million, or 0.4%, as compared to the nine month period ended June 30, 2009.  While we experienced a decrease in table games revenue, our net slot revenue has more than offset this decrease, primarily due to the expansion of the Seneca Buffalo Creek Casino.

Selected Gaming Data for the Nine month Periods Ended June 30, 2010 and 2009 (in thousands, unaudited):

	For the Nine month Periods Ended
	June 30, 2010	June 30, 2009	Variance	Percent Variance
Slot handle	$4,597,842	$4,609,068	$(11,226)	(0.2)%
Gross slot revenues	359,611	357,560	2,051	0.6%
Net slot revenues	352,913	348,173	4,740	1.4%
Free promotional slot plays (1)	33,492	38,890	(5,398)	(13.9)%
Table games drop	257,678	274,848	(17,170)	(6.3)%
Net table games revenue	39,787	44,098	(4,311)	(9.8)%

(1)          Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

SGC’s gross slot hold percentage and gross slot win per unit per day for the nine month period ended June 30, 2010 were 7.8% and $201, respectively, compared to 7.8% and $196, respectively, for the nine month period ended June 30, 2009.  Table games hold percentage and revenue per unit per day for the nine month period ended June 30, 2010 was 15.5% and $1,071, respectively, compared to 15.9% and $1,119, respectively, for the nine month period ended June 30, 2009.

Non-Gaming Revenues for the Nine month Periods Ended June 2010 and 2009 (in thousands, unaudited):

	For the Nine month Periods Ended
	June 30, 2010	June 30, 2009	Variance	Percentage Variance
Food and Beverage	$41,337	$43,174	$(1,837)	(4.3)%
Lodging	17,885	17,800	85	0.5%
Retail, entertainment and other	16,800	17,619	(819)	(4.7)%
Total	$76,022	$78,593	$(2,571)	(3.3)%

During the first two quarters of the nine month period ended June 30, 2010, SGC’s non-gaming revenues continued to be negatively impacted by existing economic conditions and their apparent impact on consumer spending.

Food and beverage revenues decreased 4.3% when comparing the nine month period ended June 30, 2010 to the same period in 2009.  During the nine month period ended June 30, 2010, the number of covers and average per check were approximately 2,812,000 and $14.70, respectively, compared to 2,904,000 and $14.87, during the same period in 2009.

Lodging revenue increased by $0.1 million, or 0.5% when comparing the nine month period ended June 30, 2010 to the same period in 2009.  The average daily room rate, or ADR, and occupancy percentage were $90.58 and 92.2%, respectively, for the nine month period ended June 30, 2010, compared to $85.31 and 94.7%, respectively, for the same period in 2009.  The percentage of rooms for which we received cash revenue, as compared to those provided on a complimentary basis, were 20% and 80%, respectively, for the nine month period ended June 30, 2010, and 24% and 76%, respectively, for the nine month period ended June 30, 2009.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2010, SGC held cash and cash equivalents of $116.9 million (including $47.9 million of restricted cash), an increase of $33.6 million when compared to September 30, 2009, and an increase of $63.8 million when compared to June 30, 2009.

Debt:

SGC’s total debt was $498.1 million as of June 30, 2010, compared to $497.4 million as of September 30, 2009.  In addition, SGC’s Amended Senior Secured Revolving Loan Agreement provided letters of credit, totaling approximately $17.4 million as of June 30, 2010, in support of certain SGC contractual agreements and ongoing legal matters.  Availability under the Amended Senior Secured Revolving Loan Agreement, net of these letters of credit, was $31.8 million as of June 30, 2010. During the third quarter 2010, availability was reduced $0.8 million in accordance with the terms of the Amended Senior Secured Revolving Loan Agreement.

On January 22, 2010, the SGC Board of Directors took action, in part, to reserve monies for the future repayment or refinancing of outstanding indebtedness.  Accordingly, an internally restricted reserve fund was created and such amounts are included within restricted cash reported on the consolidated balance sheet at June 30, 2010, $9.2 million of which is also restricted in accordance with the terms of the Amended Senior Secured Revolving Loan Agreement.

Capital Expenditures:

SGC’s cash paid for capital expenditures totaled $22.5 million for the nine month period ended June 30, 2010.  The capital expenditures consisted principally of $3.7 million relating to ongoing construction of the Seneca Hickory Stick Golf Club; and $6.9 million for the expansion of the existing gaming facility at the Seneca Buffalo Creek Casino.

The remaining $11.9 million in capital expenditures were principally for the acquisition of equipment for existing casino operations.

Capital Resources:

Net distributions to our owner, the Seneca Nation, totaled $28.6 million for the nine month period ended June 30, 2010.

SGC’s Board of Directors and senior management continue to work closely with SGC’s owner to ensure cash generated from operations, available cash and cash equivalents, restricted cash, short-term investments and cash available under the Amended Senior Secured Revolving Loan Agreement are sufficient to service our debt, satisfy our other financial obligations and commitments and meet our working capital requirements for the remainder of the current fiscal year.

Kevin W. Seneca, Chairman of the Board, added “We are excited by the completion of the $25 million Seneca Hickory Stick Golf Course, which opened for play on July 2. The course is consistent with our philosophy of providing our guests world-class service and amenities, and we anticipate that it will continue to be applauded by all who visit it. Seneca Gaming Corporation has established itself as a leader in the gaming industry by delivering an experience unparalleled in the region and financial results more favorable than its peers—Neither of which would have been possible without strong and effective leadership. The Board of Directors was pleased to recently appoint Catherine Walker as President and Chief Executive Officer of Seneca Gaming Corporation. We have every confidence in Cathy’s ability to continue to provide effective, intelligent and responsible leadership for the Corporation both now and into the future.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization.   SGC is not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that SGC’s management uses to assess its business and because management believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the gaming industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

SGC defines Adjusted EBITDA as EBITDA plus pre-opening expense, other non-operating expenses, impairment charge and head lease expense.

Adjusted EBITDA provides an additional measurement by which to evaluate SGC’s operations and, when viewed with both the SGC’s GAAP results and its reconciliations of Adjusted EBITDA to net income, the SGC believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) SGC believes it enhances an overall understanding of SGC’s financial performance; (2) SGC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the SGC’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming and hospitality companies; and (4) SGC uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

Because SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies, comparisons of EBITDA and Adjusted EBITDA may be limited.  EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to our ability to ensure that our gaming options are unparalleled in the region; our ability to develop and implement effective solutions to the ongoing challenges confronting the gaming industry; our ability to continue to drive operating performance, promote stability and sound fiscal management, and provide the highest levels of service, quality and value to our patrons; and our ability to deliver an experience unparalleled in the region and financial results more favorable than our peers.

Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K.  These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Investor Call for Quarter Ended June 30, 2010

Kevin Seneca, Chairman of the SGC Board of Directors, and SGC senior management will host a conference call for investors and other members of the financial community on Tuesday, August 10, 2010 at 3 pm Eastern Daylight Time for purposes of discussing SGC’s operating results for the quarter ended June 30, 2010.  Interested parties may participate in this call by dialing 866-379-3082, the conference ID is SENECA.  Participants are requested to dial in 5 to 10 minutes prior to the scheduled start time.  A rebroadcast of this conference call will be available for 14 days by dialing 800-642-1687; the conference ID number will be 91865577.

Contact:  David Sheridan, Chief Financial Officer for additional information at 716-501-2010.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	June 30,	September 30,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$68,963	$83,230
Short-term investments	—	113
Receivables from the Nation	469	6,201
Other receivables, net	2,607	2,539
Inventories	3,873	4,046
Other current assets	10,130	10,369

Total current assets	86,042	106,498

Property and equipment, net	661,798	670,111
Restricted cash	47,910	—
Other long-term assets	64,308	65,319

Total assets	860,058	841,928

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	9,173	2,328
Construction payables	4,624	9,373
Distributions payable to Nation	11,180	3,727
Exclusivity fees payable	9,923	8,220
Accrued interest payable	6,042	15,104
Accrued regulatory costs	40,433	33,683
Accrued gaming liabilities	15,465	15,113
Accrued payroll and related liabilities	7,487	9,652
Other current liabilities	6,390	6,722

Total current liabilities	110,717	103,922

Long-term debt	498,124	497,363
Other long-term liabilities	—	834
Total liabilities	608,841	602,119

Capital:
Retained earnings	251,217	239,809
Total capital	251,217	239,809

Total liabilities and capital	$860,058	$841,928

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Months Ended:		Nine Months Ended:
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Revenues:
Gaming	$139,932	$137,175	$392,949	$392,615
Food and beverage	14,508	14,739	41,337	43,174
Lodging	6,389	5,928	17,885	17,800
Retail, entertainment and other	5,842	5,353	16,800	17,619
Promotional allowances	(14,825)	(14,163)	(42,743)	(43,419)
	151,846	149,032	426,228	427,789

Expenses:
Gaming	43,913	38,884	122,122	112,534
Food and beverage	10,736	11,126	31,824	33,030
Lodging	2,896	3,084	8,747	9,243
Retail, entertainment and other	3,325	3,307	10,711	10,752
Advertising, general and administrative	45,875	45,084	138,071	140,949
Pre-opening costs	286	110	378	246
Depreciation	11,110	11,668	32,885	36,838
Impairment of property and equipment	—	109,036	221	109,036

Total operating expenses	118,141	222,299	344,959	452,628

Operating income	33,705	(73,267)	81,269	(24,839)
Other non-operating expenses	—	(25)	(113)	(188)
Interest income	29	118	54	199
Interest expense	(9,628)	(9,500)	(28,699)	(28,777)

Net income (loss)	$24,106	$(82,674)	$52,511	$(53,605)

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)  ($000’s omitted)

	Nine Months Ended
	June 30,
	2010	2009
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net income (loss)	$52,511	$(53,605)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,885	36,838
Loss on disposal of assets	83	155
Amortization of deferred financing costs and debt discount	2,455	2,432
Other than temporary decline in investments	113	175
Provision for bad debts	32	296
Impairment of property and equipment	221	109,036

Change in operating assets and liabilities:
Current assets	943	(2,104)
Current liabilities	(3,836)	(8,432)

Net cash provided by operating activities	85,407	84,791

Cash flows relating to investing activities:
Purchases of property and equipment	(22,532)	(40,137)
Deposits to restricted cash	(47,910)	—
Change in long-term deposits	8	82
Land acquisition costs	(612)	(1,022)

Net cash used in investing activities	(71,046)	(41,077)

Cash flows relating to financing activities:
Contribution received from the Nation	5,101	—
Cash paid for deferred financing fees	(79)	—
Proceeds from senior secured revolving loan agreement	—	20,000
Payments on senior secured revolving loan agreement	—	(20,000)
Distributions paid to the Nation	(33,650)	(43,937)

Net cash used in financing activities	(28,628)	(43,937)

Net decrease in cash and cash equivalents	(14,267)	(223)

Cash and cash equivalents balances:
Beginning of period	83,230	53,305
End of period	$68,963	$53,082

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Three months ended June 30, 2010

(UNAUDITED) ($000’s omitted)

Consolidated

Net income	$24,106
Depreciation	11,110
Interest, net	9,599

EBITDA	44,815
Impairment of property and equipment	—
Pre-opening costs	286
Other non-operating expense	—
Head lease	19,000

Adjusted EBITDA	$64,101

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Three months ended June 30, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$(82,674)
Depreciation	11,668
Interest, net	9,382

EBITDA	(61,624)
Impairment Charge	109,036
Pre-opening costs	110
Other Non-operating expense	25
Head Lease	19,000

Adjusted EBITDA	$66,547

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2010

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income	$52,511
Depreciation	32,885
Interest, net	28,645

EBITDA	114,041
Impairment Charge	221
Pre-opening costs	378
Other Non-operating expense	113
Head Lease	57,000

Adjusted EBITDA	$171,753

SENECA GAMING CORPORATION

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$(53,605)
Depreciation	36,838
Interest, net	28,578

EBITDA	11,811
Impairment Charge	109,036
Pre-opening costs	246
Other Non-operating expense	188
Head Lease	57,000

Adjusted EBITDA	$178,281